Exhibit 10.6
Summary of the WellPoint, Inc. Directed Executive Compensation
(DEC) Program (effective January 1, 2014)
Directed Executive Compensation (DEC) is an executive perquisite plan that provides officers of WellPoint, Inc. (the “Company”) with flexibility to tailor certain benefits to meet their needs with Cash Credits.
Cash Credits pay for a variety of expenses the executive may incur in his or her role with the Company. The amount of Cash Credits the executive receives is based upon his or her position.

Corporate Title	Cash Credits
Chief Executive Officer	$54,000 per year
Executive Vice President	$30,000 per year
Senior Vice President	$12,000 per year

Cash Credits are paid monthly on the first paycheck of the month. Newly hired or promoted executives will participate in the program at the beginning of the month following their hire date or the effective date of their promotion and will receive a prorated amount of credits for the year.
Cash Credits
Cash Credits are cash paid directly to the executive and may be used for his or her choice of benefits. The executive does not need to document how these credits are utilized. Some benefits the executive may wish to purchase with his or her Cash Credits include:

•	Automobile-related benefits[1]

•	First class air travel[2]

•	Airline clubs

•	Savings or retirement accounts

•	Additional life insurance or long-term disability insurance

•	Country club memberships

1 Per the Company's Corporate Travel & Expense Policy, executives may be reimbursed for mileage at the IRS rate for business-related trips only when round-trip mileage exceeds 200 miles. Any trips under 200 miles are considered covered by DEC Cash Credits and not reimbursable. For trips over 200 miles, only the excess over 200 miles is reimbursable.
2 Per the Company's Corporate Travel & Expense Policy, costs incurred for "First Class" and "Business Class" air travel will not be reimbursed by the Company. Exceptions to this policy will only be considered in unusual circumstances and must be approved by the Company's Chief Accounting Officer. DEC Cash Credits can be used to cover the costs incurred for "First Class" and "Business Class" air travel.